UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. )


                               CLECO CORPORATION
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
                         (Title of Class of Securities)


                                   12561W105
                                 (Cusip Number)


                                JANUARY 31, 2004
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [x] Rule 13d-1(b)

         [_] Rule 13d-(c)

         [_] Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however,see the Notes).

CUSIP NO.  12561W105                   13G                    PAGE 2 OF 6 PAGES


1. NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    The Bear Stearns Companies Inc.
        IRS# 13-3286161
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)

                                                                 (a) [_]
                                                                 (b) [x]
--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF     5.   SOLE VOTING POWER

   SHARES            6,758,755
               -----------------------------------------------------------------
BENEFICIALLY    6.   SHARED VOTING POWER

  OWNED BY           0
               -----------------------------------------------------------------
    EACH        7.   SOLE DISPOSITIVE POWER

  REPORTING          6,758,755
               -----------------------------------------------------------------
   PERSON       8.   SHARED DISPOSITIVE POWER

    WITH             0
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     6,758,755
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     14.3%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

                     HC
--------------------------------------------------------------------------------



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
CUSIP NO.  12561W105                   13G                    PAGE 3 OF 6 PAGES


1. NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Bear, Stearns & Co. Inc.
        IRS# 13-3299429
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)

                                                          (a) [_]
                                                          (b) [x]
--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           6,758,755
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         6,758,755
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,758,755
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    14.3%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

                    BD
--------------------------------------------------------------------------------


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
CUSIP NO.  12561W105                   13G                    PAGE 4 OF 6 PAGES


Item 1(a). Name of Issuer is Cleco Corporation (the "Issuer").

Item 1(b). The principal executive office of the Issuer is located at 2030
           Donahue Ferry Road, Pineville, LA 71360-5226

Item 2(a). The names of persons filing this statement are The Bear Stearns
           Companies Inc. and Bear, Stearns & Co. Inc.
           (the "Filers").

Item 2(b). The principal business office of the Filers is located at 383 Madison
           Avenue, New York, New York 10167.

Item 2(c). The Filers are incorporated in Delaware.

Item 2(d). This statement relates to shares of common stock, $1.00 par value per share, of the Issuer.

Item 2(e). The CUSIP number of the securities is 12561W105.

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a)    [X]     Broker or dealer registered under Section 15 of
                                 the Act (15 U.S.C.78o). (Bear, Stearns & Co.
                                 Inc.)

                  (b)    [_]     Bank as defined in Section 3(a)(6) of the Act
                                 (15 U.S.C. 78c).

                  (c)    [_]     Insurance company as defined in Section
                                 3(a)(19) of the Act (15 U.S.C. 78c).

                  (d)    [_]     Investment company registered under Section 8
                                 of the Investment Company Act of 1940 (15
                                 U.S.C. 80a-8).

                  (e)    [_]     An investment adviser in accordance with ss.
                                 240.13d-1(b)(1)(ii)(E);

                  (f)    [_]     An employee benefit plan or endowment fund in
                                 accordance with ss. 240.13d-1(b)(1)(ii)(F);

                  (g)    [X]     A parent holding company or control person in
                                 accordance with ss. 240.13d-1(b)(1)(ii)(G) (
                                 The Bear Stearns Companies Inc.);

                  (h)    [_]     A savings association as defined in Section
                                 3(b) of the Federal Deposit Insurance Act (12
                                 U.S.C. 1813);

                  (i)    [_]     A church plan that is excluded from the
                                 definition of an investment company under
                                 Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j)    [_]     Group, in accordance with ss.
                                 240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to ss.240.13d-1(c), check this box.  [_]

CUSIP NO.  12561W105                   13G                    PAGE 5 OF 6 PAGES


Item 4.    Ownership.

               As of January 31, 2004:

               (a)       6,758,755
               (b)       14.3%
               (c)(i)    6,758,755
                  (ii)   0
                  (iii)  6,758,755
                  (iv)   0

Item 5.    Ownership of Five Percent or Less of a Class.

           Not Applicable.

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person.

           Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

           Bear, Stearns & Co. Inc. is a broker or dealer registered under
           Section 15 of the Act (15 U.S.C.78o), and is a subsidiary of The Bear Stearns Companies Inc.

Item 8.    Identification and Classification of Members of the Group.

           Not Applicable

Item 9.    Notice of Dissolution of Group.

           Not Applicable

Item 10.   Certification.

(a) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


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
CUSIP NO.  12561W105                   13G                    PAGE 6 OF 6 PAGES


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  March 4, 2004


                                      THE BEAR STEARNS COMPANIES INC.

                                      By: /s/ Kenneth L. Edlow
                                          -----------------------------------
                                          Name: Kenneth L. Edlow
                                          Title: Secretary



                                      BEAR, STEARNS & CO. INC.

                                      By: /s/ Kenneth L. Edlow
                                          -----------------------------------
                                          Name: Kenneth L. Edlow
                                          Title: Secretary











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